Exhibit 99.1

OmniMetrix Partners with Houston-Based Power Solutions Specialist to Provide Remote Monitoring and Control for Briggs and Stratton Stand-by Power Generators

Houston, TX and Buford, GA – September 14, 2021 – OmniMetrixTM, a subsidiary of Acorn Energy, Inc., a provider of Internet of Things (IoT) remote monitoring and control solutions for power generators, gas pipelines, air compressors and other industrial equipment, today announced it has partnered with Power Solutions Specialist, LLC (PSS) to provide remote monitoring and control equipment and services for thousands of Briggs and Stratton back-up power generators over the next twelve months. Based outside of Houston, Texas, PSS is a leading stand-by back-up power generator dealer and service provider in the region.

Brian Northway, Partner at PSS, said, “We are pleased to formalize our relationship with OmniMetrix, a leader in the remote monitoring and control technology and service. Remote monitoring is a critical component of a complete power solution and this is particularly true for stand-by generators which are used in emergency situations when power is lost due to storms, fires, floods or other natural disasters.

“Effective monitoring not only reduces overall maintenance costs by identifying problems early, but can also mitigate issues that would otherwise cause a back-up generator to fail. With increasingly frequent and severe weather events and power grid issues, our customers are recognizing the need for reliable back-up power, and remote monitoring ensures their system is ready when the grid goes down. We are pleased to be bringing OmniMetrix’s industry leading technology and service to support our customers.”

Dan Hess, Vice President of Sales for OmniMetrix, commented, “We are excited to partner with Power Solutions Specialist, one of the largest back-up generator providers and a prominent Briggs and Stratton distributor. Generator dealers are our primary customers and we provide cost effective, proactive and predictive monitoring solutions and programs to meet their specific needs and requirements – such as increasing the reliability of generator systems by preventing 95% of “fail to start events”, providing summary reports, and 24/7 portal access to view the status and control monitored generators. Under the terms of our initial agreement we expect to provide monitoring equipment and services, including the ability to remotely start and stop generators and clear alarms to thousands of generators over the next twelve months, and we hope to build on this relationship in future years.”

As previously disclosed, OmniMetrix’s GAAP gross profit grew 25% in the first six months of 2021 on cash-basis revenue growth of 25% compared to the first six months of 2020. This partnership with PSS coupled with OmniMetrix’s continued investment in its IoT products and its people will further strengthen OmniMetrix’s ability to gain market share as it executes on its strategic growth plan into 2022.

About Power Solutions Specialist, LLC (www.psstx.com)

Established in 2020, Power Solutions Specialist has a new take on the generator dealer market, providing factory level support, training, and service to all purchasing dealers. PSS takes pride in outstanding customer service and its ability to meet all stand-by generator needs of its customers, including turnkey installation and maintenance. PSS is a distributor for Briggs and Stratton and provides installation and maintenance services as well as parts and maintenance kits. Power Solutions Specialist also works with multiple builders and electrical supply companies to facilitate smooth installation for new and existing construction. PSS’s continued success comes from its knowledgeable, dedicated team, and its commitment to innovative approaches, technical excellence and first class customer service.

About OmniMetrix, LLC (www.omnimetrix.net)

OmniMetrix is a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to industrial and residential generators, OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities. OmniMetrix is a subsidiary of Acorn Energy, Inc. (OTCQB: ACFN).

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks related to the COVID-19 Coronavirus pandemic. There is no assurance that OmniMetrix or Acorn Energy will be successful in growing its business or customers, maintaining profitability, or the value of its operating business and other assets. A complete discussion of the risks and uncertainties that may affect OmniMetrix and Acorn Energy, is included in “Risk Factors” in Acorn’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow Us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations and Media Contacts

Catalyst IR

William Jones, 267-987-2082, wjones@catalyst-ir.com

David Collins, 212-924-9800, dcollins@catalyst-ir.com